EXHIBIT 5





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                                  HART & TRINEN
                               1624 Washington St.
                                Denver, CO 80203
                                 (303) 839-0061



                                 April 30, 3007
CEL-SCI Corporation
8229 Boone Blvd. #802
Vienna, VA 22182

     This letter will constitute an opinion upon the legality of the sale by certain shareholders of CEL-SCI Corporation, a Colorado corporation, of up to 42,961,666 shares of common stock, all as referred to in the Registration Statement on Form S-1 filed by CEL-SCI with the Securities and Exchange Commission.

      We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of CEL-SCI and the applicable laws of the State of Colorado, and a copy of the Registration Statement. In our opinion, CEL-SCI has duly authorized the issuance of the shares of stock mentioned above and, when sold in accordance with the terms and conditions set out in the Registration Statement, such shares of common stock, will be legally issued, fully paid and non-assessable.

                                Very truly yours,

                                  HART & TRINEN, L.L.P.



                                  /s/ William T. Hart
                                  -------------------------------------
                                 William T. Hart



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